                                                                  EXHIBIT (c)(1)

                           PRE-ACQUISITION AGREEMENT

                                    BETWEEN

                        UNITED TECHNOLOGIES CORPORATION

                                      AND

                            TITAN ACQUISITIONS, LTD.

                                      AND

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION




                              DATED June 23, 1999

                               TABLE OF CONTENTS

                                                                         Page


ARTICLE 1
             INTERPRETATION
             1.1  Definitions...........................................   2
             1.2  Singular, Plural, etc.................................   7
             1.3  Deemed Currency.......................................   7
             1.4  Headings, etc.........................................   7
             1.5  Date for any Action...................................   7
             1.6  Governing Law.........................................   7
             1.7  Attornment............................................   7

ARTICLE 2
             THE OFFER
             2.1  The Offer.............................................   8
             2.2  ICP Directors' Circular...............................   9
             2.3  Offer Documents.......................................  10
             2.4  Outstanding Stock Options.............................  11

ARTICLE 3
             PUBLICITY AND SOLICITATION
             3.1  Publicity.............................................  12
             3.2  Solicitation..........................................  12

ARTICLE 4
             TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER
             4.1  Second Stage Transaction..............................  12
             4.2  Information Circular, Etc.............................  12

ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF UTC AND UTCSUB
             5.1  Organization and Qualification........................  13
             5.2  Authority Relative to this Agreement..................  13
             5.3  No Violations.........................................  13
             5.4  Funds Available.......................................  14
             5.5  Litigation............................................  14

ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF ICP
             6.1  Organization and Qualification........................  15
             6.2  Authority Relative to this Agreement..................  15
             6.3  No Violations.........................................  15
             6.4  Capitalization........................................  16
             6.5  No Material Adverse Effect............................  17
             6.6  No Undisclosed Material Liabilities...................  17

                               TABLE OF CONTENTS
                                  (continued)
                                                                         Page

             6.7   Brokerage Fees.......................................  17
             6.8   Conduct of Business..................................  17
             6.9   Reports..............................................  18
             6.10  U.S. Registration....................................  19
             6.11  Subsidiaries.........................................  19
             6.12  Litigation...........................................  19
             6.13  Insurance............................................  19
             6.14  Environmental........................................  20
             6.15  Benefit Plans........................................  20
             6.16  Tax Matters..........................................  21
             6.17  Year 2000............................................  22
             6.18  Compliance...........................................  22
             6.19  Debt Covenant........................................  23

ARTICLE 7
             CONDUCT OF BUSINESS
             7.1  Conduct of Business by ICP............................  23

ARTICLE 8
             COVENANTS OF ICP
             8.1  No Solicitation.......................................  25
             8.2  ICP Board of Directors................................  26

ARTICLE 9
             COVENANTS OF UTC AND UTCSUB
             9.1  Regulatory and Other Authorizations: Consents.........  27
             9.2  Employment Agreements.................................  27
             9.3  Officers' and Directors' Insurance....................  27
             9.4  Employment Termination................................  28
             9.5  Indemnities...........................................  28
             9.6  Compensation; Benefit Plans...........................  28

ARTICLE 10
            MUTUAL COVENANTS
            10.1  Notification of Certain Matters.......................  29
            10.2  Competition Filings and Investment Canada Act Filing..  29
            10.3  Other Filings.........................................  30
            10.4  Additional Agreements.................................  30
            10.5  Access to Information.................................  31
            10.6  Debt Obligations......................................  31

ARTICLE 11
            TERMINATION, AMENDMENT AND WAIVER
            11.1  Termination...........................................  31

                               TABLE OF CONTENTS
                                  (continued)
                                                                         Page

            11.2  Effect of Termination and Other Events................  32
            11.3  Amendment.............................................  33
            11.4  Waiver................................................  33

ARTICLE 12
            GENERAL PROVISIONS
            12.1  Notices...............................................  34
            12.2  Miscellaneous.........................................  35
            12.3  Assignment............................................  35
            12.4  Expenses..............................................  35
            12.5  Severability..........................................  35
            12.6  Survival..............................................  36
            12.7  Counterpart Execution.................................  36

                           PRE-ACQUISITION AGREEMENT

THIS AGREEMENT made the 23rd day of June, 1999,

BETWEEN:

     UNITED TECHNOLOGIES CORPORATION, a corporation duly incorporated under and governed by the laws of the State of Delaware and having its principal office in the City of Hartford, in the State of Connecticut (hereafter referred to as "UTC"),

     - and -

     TITAN ACQUISITIONS, LTD., a corporation duly incorporated under and governed by the laws of the Province of New Brunswick and having its registered office in the City of St. John, in the Province of New Brunswick (hereafter referred to as "UTCSub"),

     - and -

     INTERNATIONAL COMFORT PRODUCTS CORPORATION, a corporation duly continued under and governed by the federal laws of Canada and having its registered office in the City of Toronto, in the Province of Ontario (hereafter referred to as "ICP"),

WHEREAS the Board of Directors of each of UTC and ICP has determined that it is in the best interests of their respective corporations and shareholders that UTC and ICP combine their business interests with the result that there shall be one economic enterprise and that such combination be effected through an offer by UTCSub, a wholly-owned subsidiary of UTC, to purchase all of the outstanding ordinary shares of ICP;

AND WHEREAS the Board of Directors of ICP has unanimously determined to recommend acceptance of the UTCSub offer to the shareholders of ICP;

AND WHEREAS the Board of Directors of ICP has unanimously determined that it would be in the best interests of ICP and its shareholders to enter into this Agreement;

AND WHEREAS UTC, through UTCSub, is willing to make an offer subject to the terms and conditions of this Agreement.

NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

                                   ARTICLE 1
                                INTERPRETATION

1.1  Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

"Agreement", "this Agreement", "herein", "hereto" and "hereof' and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time;

"Business Day" means any day excepting a Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) or Toronto (in the Province of Ontario) are authorized or required by any applicable law to close;

"Canada BCA" means the Canada Business Corporations Act as the same has been and may hereafter from time to time be amended;

"Competition Act" means the Competition Act (Canada), as the same has been and may hereafter from time to time be amended;

"Confidentiality Agreement" has the meaning set forth in Section 2.2(a);

"diluted basis" means, with respect to the number of outstanding ICP Shares at any time, such number of outstanding ICP Shares calculated on the basis that all outstanding options and other rights to purchase ICP Shares are exercised;

"Disclosure Schedule" means a letter from ICP to UTC dated the date hereof containing disclosures made by ICP pursuant to this Agreement;

"Effective Time" means the time that UTCSub shall have acquired ownership of and paid for ICP Shares pursuant to the terms of the Offer;

"Exchange Act" means the United States Securities Exchange Act of 1934, as the same has been and may hereafter from time to time be amended;

"Expiry Time" means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time;

"Governmental Authority" means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, court or other law, rule or regulation-making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation of nations, nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof;

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, award, directive, or citation entered by or with any Governmental Authority and having force of law;

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same has been amended and may hereafter from time to time be amended;

"ICP Governing Documents" means the Certificate and Articles of Continuance and By-laws of ICP;

"ICP Options" means the outstanding options to acquire ICP Shares under the Stock Option Plans;

"ICP Shares" means ordinary shares in the share capital of ICP;

"in writing" means information delivered in a written form, whether by mail, telecopy or other transmitted means, and includes documents, files, records, books and other materials made available, delivered or produced to UTC by or on behalf of ICP in the course of UTC conducting its due diligence review in respect of ICP and its subsidiaries between the date of the Confidentiality Agreement and the date of this Agreement;

"Information Circular" has the meaning set forth in Section 4.2;

"Initial Expiry Time" means 11:59 p.m. (Toronto time) on the day which is the twentieth (20th) Business Day from and including the day that the Offer Documents are filed with the appropriate Securities Authorities and mailed to shareholders of ICP;

"Investment Canada Act" means the Investment Canada Act, as the same has been amended and may hereafter from time to time be amended;

"Lockup Agreements" mean the letter agreements dated the date hereof between UTCSub and each of Ravine Partners, Ltd. and Ontario Teachers' Pension Plan Board;

"Material Adverse Effect" means any effect on the business, operations, results of operations or financial condition of ICP or any of its subsidiaries that, individually or in the aggregate, is materially adverse to the business of ICP and its subsidiaries considered as a whole, other than any such effect (i) which arises out of a matter that has been publicly disclosed prior to the date of this Agreement or otherwise disclosed in the Disclosure Schedule, (ii) resulting from conditions affecting the residential and light commercial air conditioning and heating product industries in Canada and the United States, (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, the United States or elsewhere or (iv) resulting solely from the public announcement of the transactions contemplated by this Agreement;

"Offer" has the meaning set forth in Section 2.1 (a);

"Offer Conditions" mean the following conditions to the Offer:

(a) at the Expiry Time, the number of ICP Shares that shall have been validly deposited under the Offer (and not properly withdrawn), together with any ICP Shares held by or on behalf of UTC, or any of its subsidiaries, shall constitute at least 71.0% of the outstanding ICP Shares (calculated on a diluted basis);

(b) all material requisite governmental and regulatory approvals and consents (including, without limitation, those of any stock exchanges or Securities Authorities) required in UTC's reasonable judgment to make lawful the purchase by, or the sale to, UTCSub of the ICP Shares (whether under the Offer, a compulsory acquisition or Second Stage Transaction) shall have been obtained and all applicable statutory or regulatory waiting periods during the pendency of which the purchase by, or the sale to, UTCSub of the ICP Shares would be illegal shall have expired or been terminated without the imposition of any conditions that, individually or in the aggregate, have or are reasonably likely to have the consequences referred to in clauses (i) through (iii) of paragraph (c) below; without limiting the foregoing: (i) the applicable waiting periods under the HSR Act and the Competition Act with respect to the Offer shall have expired or been terminated; (ii) the Offer shall have been approved or deemed to be approved or exempted pursuant to the Investment Canada Act; and (iii) all other consents and approvals without which in UTC's reasonable judgment the purchase by, or the sale to, UTCSub of the ICP Shares (whether under the Offer, a compulsory acquisition or Second Stage Transaction) would be illegal have been obtained;

(c) no statute, rule, regulation, executive or other order shall have been enacted, issued, promulgated or enforced by any Governmental Authority and no preliminary or permanent injunction, temporary restraining order or other legal restraint or prohibition shall have been threatened or issued by (and no action, proceeding or counterclaim shall be pending or threatened by or before) a court or other Governmental Authority (i) preventing or rendering, or seeking to prevent or render, illegal the making of the Offer, the acceptance for payment of, the payment for, or ownership, directly or indirectly, of some or all of the ICP Shares by UTCSub or the completion of a compulsory acquisition or Second Stage Transaction, (ii) imposing or confirming, or seeking to impose or confirm, limitations on the ability of UTC or UTCSub, directly or indirectly, effectively to acquire or hold or to exercise full rights of ownership of the ICP Shares or otherwise control ICP, in a manner that, in the reasonable judgment of UTC, would reasonably be expected, in the aggregate, to materially impair the overall benefits to be realized by UTC from consummation of the Offer and the other transactions contemplated by this Agreement, or (iii) requiring, or seeking to require, divestiture by UTCSub, directly or indirectly, of any ICP Shares or requiring UTCSub, UTC, ICP or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any portion of their respective businesses, assets or properties or imposing any limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or the ICP Shares or on the ability of UTC or UTCSub to conduct the business of ICP and its subsidiaries and own the assets and properties of ICP and its subsidiaries, in each case under this clause (iii) in a manner that, in the reasonable judgment of

     UTC, would reasonably be expected, in the aggregate, to materially impair the overall benefits to be realized by UTC from consummation of the Offer and the other transactions contemplated by this Agreement;

(d) (i) ICP shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under this Agreement, and (ii) each of the representations and warranties of ICP contained in this Agreement that is qualified as to materiality shall be so true and correct and any such representation or warranty that is not so qualified shall be so true and correct, in all material respects, as of the date of this Agreement and as of the Expiry Time as if made on and as of the Expiry Time (except to the extent such representations and warranties speak as of a specific date, which shall be so true and correct as of such date); provided that in either case ICP has been given notice of and ten (10) Business Days to cure any such misrepresentation, breach or non-performance or such misrepresentation, breach or non-performance by its timing or nature cannot be cured before such tenth Business Day;

(e) at any time after date of this Agreement, there shall not have occurred any event, occurrence, development or state of circumstances that has had a Material Adverse Effect;

(f) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law, regulation, action, governmental regulation, inquiry or other occurrence of any nature whatsoever which, in the reasonable judgment of UTC, materially adversely affects or involves, the general economic, financial, currency exchange, securities or commodity market operations in Canada or the United States;

(g) neither ICP nor any of its subsidiaries (or the Board of Directors or any committee thereof of ICP) shall have approved, recommended, authorized, proposed, filed a document with any Securities Authorities not opposing, or publicly announced its intention to enter into, any Take-over Proposal (other than with UTCSub or any of its affiliates) and shall not have resolved to do any of the foregoing;

(h)  this Agreement shall not have been terminated pursuant to its terms; and

(i) the Board of Directors or any committee thereof of ICP shall not have modified or amended in any manner adverse to UTC or UTCSub, and shall not have withdrawn, its authorization, approval or recommendation of the Offer or this Agreement and shall not have resolved to do any of the foregoing.

The foregoing conditions are for the sole benefit of UTC and UTCSub and may be asserted regardless of the circumstances (including any action or inaction by UTC or UTCSub or any of their affiliates giving rise to any such condition) or waived by UTC or UTCSub in whole or in part at any time from time to time in its discretion subject to the terms and conditions of this Agreement. The failure of UTC or UTCSub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

"Offer Documents" has the meaning set forth in Section 2.3(a);

"Officer Obligations" means any existing written obligations or liabilities of ICP or any of its subsidiaries to pay any amount to its officers, directors or employees, other than for salary, bonuses under their existing bonus arrangements and directors' fees in the ordinary course and, without limiting the generality of the foregoing, shall include the obligations of ICP or any of its subsidiaries to officers or employees, in each case to the extent disclosed in the Disclosure Schedule or the SEC Reports (i) for severance or termination payments on the change of control of ICP pursuant to any executive involuntary severance and termination agreements in the case of officers and pursuant to ICP's severance policy in the case of employees, and (ii) for retention bonus payments pursuant to any retention bonus program;

"SEC" means the United States Securities and Exchange Commission;

"SEC Reports" means annual and periodic reports, proxy materials and registration statements required to be filed by ICP and its subsidiaries with the SEC pursuant to applicable Securities Laws;

"Second Stage Transaction" has the meaning set forth in Section 4.1;

"Securities Authorities" means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"Securities Laws" means, collectively, the Canada BCA, any applicable Canadian provincial securities laws or United States federal securities laws, the "blue sky" or securities laws of the states of the United States and any other applicable securities laws;

"Stock Option Plans" means the Employee Stock Option Plan and the 1998 Employee Stock Option Plan of ICP;

"subsidiary" has the meaning set forth in the Canada BCA;

"Superior Take-over Proposal" means any written unsolicited Take-over Proposal
(i) which, in the opinion of ICP's Board of Directors, after consulting with and receipt of advice from Credit Suisse First Boston Corporation, ICP's independent financial advisor (or any other nationally recognized investment banking firm), is more favourable to ICP's shareholders from a financial point of view than the Offer (including, and after considering, any adjustment to the terms and conditions proposed by UTC and UTCSub in response to such Take-over Proposal), and (if such Take-over Proposal includes cash as consideration) that sufficient financing commitments have been obtained with respect to such Take-over Proposal that it reasonably expects a transaction pursuant to such proposal could be consummated and that such transaction is reasonably capable of being consummated without material delay taking into account all legal, accounting, regulatory and other aspects of such Take-over Proposal; and (ii) in respect of which UTC has received a copy of such Take-over Proposal as executed by the party making the proposal, at least 48 hours prior to acceptance or recommendation of such proposal by the Board of Directors of ICP;

"Take-over Proposal" means, in respect of ICP or its subsidiaries or their assets, any proposals or offers regarding any take-over bid, merger, consolidation, amalgamation, arrangement, sale of a material amount of assets, sale of treasury shares (other than pursuant to options under the Stock Option Plans) or other business combination or similar transaction; and

"Take-up Date" means the date that UTCSub first takes up and acquires ICP Shares pursuant to the Offer.

1.2  Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3   Deemed Currency

In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to United States dollars.

1.4   Headings, etc.

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement to Articles and Sections refer to Articles and Sections of this Agreement in which such reference is made.

1.5   Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6   Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.7   Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought

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against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

                                   ARTICLE 2
                                   THE OFFER

2.1   The Offer

(a) Provided that this Agreement shall not have been terminated in accordance with Article 11, then UTCSub shall, as promptly as practicable, (but in no event later than five Business Days after the date of the public announcement of the execution of this Agreement), and UTC shall cause UTCSub to, commence (within the meaning of Rule 14d-2 under the Exchange
     Act) an offer to purchase all of the outstanding ICP Shares for a price of $11.75 in cash for each ICP Share, which offer shall be made in accordance with applicable Securities Laws and be subject only to the Offer Conditions (the "Offer", which definition shall include any permitted amendments to, or extensions of, the Offer). The Offer shall be made pursuant to the Offer Documents and shall contain the terms and conditions set forth in this Agreement. The obligation of UTCSub to, and of UTC to cause UTCSub to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any ICP Shares tendered (and not properly withdrawn) pursuant to the Offer shall be subject only to the Offer Conditions (any of which may be waived in whole or in part by UTCSub in its sole discretion). UTCSub expressly reserves the right, subject to compliance with applicable Securities Laws, to modify the terms of the Offer, except that, without the express written consent of ICP, UTCSub shall not (i) reduce the number of ICP Shares subject to the Offer, (ii) reduce the Offer price, (iii) add to or modify the Offer Conditions, (iv) except as provided in the next sentence, change the Expiry Time, (v) change the form of consideration payable in the Offer or (vi) amend, alter, add or waive any term of the Offer in any manner that is, in the opinion of ICP, acting reasonably, materially adverse to the holders of the ICP Shares. Notwithstanding the foregoing, (A) if on any scheduled expiration date of the Offer, which shall initially be the Initial Expiry Time, all of the Offer Conditions have not been satisfied or waived, UTCSub shall, and UTC shall cause UTCSub to, unless in the reasonable judgment of UTC all of the Offer Conditions cannot be satisfied or waived on or prior to December 15, 1999, from time to time, extend the Expiry Time for such period of time as is necessary to satisfy or fulfill such conditions, (B) UTCSub may extend the Offer for any period required by any rule, regulation, interpretation or position of any of the Securities Authorities applicable to the Offer, or to permit ICP to cure any misrepresentation, breach or non-performance during the time period referred to in the proviso to clause (d) of the Offer Conditions, and (C) UTCSub may extend the Offer for up to ten (10) Business Days (but not beyond December 15, 1999) if there have been validly tendered (and not properly withdrawn) prior to the expiration of the Offer such number of

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     ICP Shares that would constitute at least 80%, but less than 90%, of the issued and outstanding ICP Shares as of the date of determination. Subject only to the Offer Conditions, UTCSub shall, and UTC shall cause UTCSub to, pay, as soon as practicable after the expiration of the Offer, for all ICP Shares validly tendered (and not properly withdrawn).

(b) UTCSub will instruct the depositary under the Offer to advise ICP, from time to time (but not less frequently than every two (2) Business Days until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by ICP and in such manner as ICP may reasonably request), as to the number of ICP Shares that have been tendered (and not properly withdrawn) under the Offer.

(c) The parties hereto agree that UTC may make the Offer through UTCSub but that UTC shall be liable to ICP for the full performance by UTCSub of its obligations under this Agreement.

2.2  ICP Directors' Circular

(a) ICP hereby consents to the Offer as set forth in Section 2.1 and represents, warrants and confirms that (i) its Board of Directors has unanimously (A) determined that the Offer is fair to the holders of ICP Shares and is in the best interests of ICP and such holders and (B) approved the Offer and this Agreement and resolved to recommend acceptance of the Offer by the holders of ICP Shares, provided that the Offer is not amended except in accordance with the terms of this Agreement, and (C) determined to elect, to the extent permitted by law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the Lockup Agreements, (ii) the making of the Offer and the taking of any other action by UTC or UTCSub in connection with this Agreement or the Lockup Agreements and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of ICP in accordance with the terms and provisions of the Confidentiality Agreement dated March 19, 1999 between UTC and ICP (the "Confidentiality Agreement") and (iii) Credit Suisse First Boston Corporation, ICP's independent financial advisor, has advised ICP's Board of Directors that, in its opinion, the consideration to be paid in the Offer to ICP's shareholders is fair, from a financial point of view, to such shareholders. On the date the Offer Documents are filed with the appropriate Securities Authorities, ICP shall file with the Securities Authorities a directors' circular with respect to the Offer containing the recommendation described in Section 2.2(a) and shall mail the directors' circular to the shareholders of ICP. The directors' circular shall comply as to form and content in all material respects with the requirements of applicable Securities Laws and, on the date filed with Securities Authorities and on the date first published, sent or given to ICP's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the

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

     circumstances under which they were made, not misleading, except that no representation or warranty is made by ICP with respect to written information supplied by UTC or UTCSub or any other third party specifically for inclusion in the directors' circular. ICP, UTC and UTCSub each agree promptly to correct any written information provided by it for use in the directors' circular if and to the extent that such information shall have become false or misleading in any material respect, and ICP further agrees to take all steps necessary to amend or supplement the directors' circular and to cause the directors' circular as so amended or supplemented to be filed with the appropriate Securities Authorities and disseminated to ICP's shareholders, in each case as and to the extent required by applicable Securities Laws. UTC shall be given reasonable opportunity to review and comment upon the directors' circular prior to its filing with the Securities Authorities or dissemination to ICP's shareholders, and ICP shall consider such comments in good faith. ICP agrees to provide UTC any comments ICP or its counsel may receive from the Securities Authorities with respect to the directors' circular promptly after the receipt of such comments.

(b) The Board of Directors of ICP has been advised that all directors of ICP intend to tender their ICP Shares under the Offer. The directors' circular shall reflect the intention of such directors to tender their ICP Shares pursuant to the Offer.

(c) Notwithstanding Section 2.2(a), in the event that, prior to the expiry of the Offer, a Superior Take-over Proposal is offered or made to the holders of ICP Shares or ICP, the Board of Directors of ICP may withdraw, modify or change any recommendation regarding the Offer if the Board of Directors of ICP, acting in good faith, after consulting outside counsel, determines that the directors are required to do so in order to discharge properly their fiduciary duties under applicable law.

2.3  Offer Documents

(a) On the date of commencement of the Offer, UTC and UTCSub shall file or cause to be filed with the appropriate Securities Authorities an offer to purchase and take-over circular and the related letter of transmittal, notice of guaranteed delivery and summary advertisement pursuant to which the Offer will be made (collectively, the "Offer Documents"). UTC and UTCSub further agree to take all reasonable steps necessary to cause the Offer Documents to be disseminated to holders of ICP Shares in accordance with applicable Securities Laws. UTC and UTCSub agree that the Offer Documents shall comply as to form and content in all material respects with applicable Securities Laws, and the Offer Documents, on the date first published, sent or given to ICP's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by UTC or UTCSub with respect to written information supplied by ICP or any third party specifically for inclusion or incorporation by reference in the Offer Documents. UTC, UTCSub and ICP each agree promptly to correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and UTC and UTCSub further agree to take all steps to cause the Offer Documents as so corrected to be filed with the appropriate Securities Authorities and disseminated to ICP's shareholders, in each case as and to the extent required by applicable Securities Laws. ICP shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with Securities Authorities or dissemination to ICP's shareholders, and UTC and UTCSub shall consider such comments in good faith. UTC and UTCSub agree to provide ICP any comments UTC, UTCSub or their counsel may receive from Securities Authorities with respect to the Offer Documents promptly after the receipt of such comments.

(b) ICP agrees to provide such reasonable assistance as UTCSub or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of the ICP Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists of the shareholders of ICP and of the holders of ICP Options and other securities convertible into or exchangeable for ICP Shares and mailing labels with respect to all such holders of securities as soon as possible after the date of this Agreement but in any event no later than the close of business in Toronto on June 28, 1999 and updates or supplements thereto from time to time as may be requested by UTCSub.

2.4  Outstanding Stock Options

ICP shall cause the vesting of option entitlements under the Stock Option Plans to accelerate prior to or concurrent with the Expiry Time, such that all outstanding ICP Options to acquire ICP Shares are exercisable prior to or concurrent with the Expiry Time. At the Effective Time, each holder of a then outstanding ICP Option shall, in settlement thereof, be entitled to receive from ICP, and shall be paid in full satisfaction for each ICP Share subject to such ICP Option an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the excess of the Offer price over the per share exercise or purchase price of such ICP Option and (ii) the number of ICP Shares subject to such ICP Option. Upon receipt of such consideration, each such ICP Option shall be cancelled. The surrender of a ICP Option to ICP in exchange for such consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such ICP Option. The Stock Option Plans shall terminate as of the Effective Time and any and all rights under any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of ICP or any subsidiary thereof shall be cancelled by ICP as of the Effective Time.

                                   ARTICLE 3
                           PUBLICITY AND SOLICITATION

3.1   Publicity

UTC, UTCSub and ICP shall not issue any press release with respect to this Agreement or the transactions contemplated hereby unless such action is agreed to jointly or is required by applicable law or by obligations pursuant to any listing agreement with a stock exchange, in which case the party making such release will use reasonable efforts to consult the other party before issuance of such release.

3.2   Solicitation

The financial advisors to UTC and UTCSub will act as dealer managers (the "Dealer Managers") in connection with the solicitation of acceptances of the Offer and will form a soliciting dealer group comprised of members of stock exchanges in Canada and the United States therefor.

                                   ARTICLE 4
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1   Second Stage Transaction

If UTCSub takes up and pays for any ICP Shares pursuant to the terms of the Offer, UTCSub shall use its reasonable best efforts to, subject to any necessary regulatory and shareholder approval, acquire, and ICP agrees to assist UTCSub in acquiring, the balance of any non-tendered ICP Shares as soon as practicable (but in any event no later than ninety (90) days) following the Take-up Date by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for a cash consideration per ICP Share not less than the consideration paid pursuant to the Offer. Nothing herein shall be construed to prevent UTCSub from acquiring, directly or indirectly, additional ICP Shares in the open market or in privately negotiated transactions, in accordance with Securities Laws (including by way of compulsory acquisition) following completion of the Offer.

4.2   Information Circular, Etc.

Without limiting Section 4.1, ICP agrees that if UTCSub is required to use its reasonable best efforts to effect a Second Stage Transaction which requires approval of ICP's shareholders in a meeting of ICP's shareholders, ICP shall take all action necessary in accordance with the Securities Laws, other applicable Canadian laws, the ICP Governing Documents and the requirements of The Toronto Stock Exchange and the American Stock Exchange or any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the action proposed by UTCSub. In the event of such a meeting or meetings, ICP shall mail to its shareholders an Information Circular with respect to the meeting of ICP's shareholders. The term "Information Circular" shall mean such proxy or other required informational statement or circular, as the case may be, and all related materials at the time required to be mailed to ICP's shareholders and all amendments or supplements thereto, if any. Each of UTCSub and ICP shall obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by UTCSub and ICP for use in the Information Circular, on both the date the Information Circular is first mailed to ICP's shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. UTCSub and ICP each agree to correct promptly any such information provided by it for use in any Information Circular which shall have become false or misleading.

                                   ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF UTC AND UTCSUB

As of the date hereof, UTC and UTCSub hereby jointly and severally represent and warrant to ICP as follows and acknowledge that ICP is relying upon these representations and warranties in connection with the entering into of this
Agreement:

5.1   Organization and Qualification

UTC is a corporation duly incorporated and organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. UTCSub is a corporation duly incorporated and organized and validly existing under the laws of the Province of New Brunswick and has the requisite corporate power and authority to carry on its business as it is now being conducted.

5.2   Authority Relative to this Agreement

UTC and UTCSub have the requisite corporate authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement and the consummation by UTC and UTCSub of the transactions contemplated hereby have been duly authorized by their respective Boards of Directors and no other corporate proceedings on their part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of UTC and UTCSub and constitutes the legal, valid and binding obligation of each of UTC and UTCSub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

5.3   No Violations

(a) Neither the execution and delivery of this Agreement by UTC and UTCSub, the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of UTC or UTCSub or any of their subsidiaries under, any of the terms, conditions or provisions of (x) the charter or bylaws of either UTC or UTCSub or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which UTC or UTCSub or any of their subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which either UTC or UTCSub or any of their subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to UTC or UTCSub or any of their subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults or terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the ability of UTC to consummate the transactions contemplated hereby on a timely basis).

(b) Other than in connection with or in compliance with the provisions of Securities Laws, the Competition Act, the HSR Act, the Investment Canada Act, the rules of The Toronto Stock Exchange or the American Stock Exchange, and any other pre-merger notification or similar statutes, (i) there is no legal impediment to UTC and UTCSub's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by UTC or UTCSub in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of UTCSub to consummate the transactions contemplated hereby on a timely basis.

5.4  Funds Available

Adequate arrangements have been made for aggregate funds to be available at each of the Expiry Time and the Effective Time, such that UTCSub will be in a position (i) to pay for all ICP Shares tendered pursuant to the Offer in accordance with the terms of the Offer and any ICP Shares acquired pursuant to a compulsory acquisition or Second Stage Transaction and (ii) to satisfy all other financial obligations of UTC, UTCSub and ICP arising as a result of the consummation of the transactions contemplated hereby.

5.5   Litigation

There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of UTC and UTCSub, threatened against UTC or UTCSub or any of their respective properties or assets by or before any Governmental Authority, which would seek to delay or prevent the consummation of any transaction contemplated by this Agreement. Neither UTC, UTCSub nor any property or asset of UTC or UTCSub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of UTC and UTCSub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or any arbitrator which would prevent UTC or UTCSub from performing their respective material obligations under this Agreement or prevent or materially delay the consummation of any transaction contemplated by this Agreement.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF ICP

As of the date hereof and except as otherwise disclosed in ICP's SEC Reports or the Disclosure Schedule, ICP hereby represents and warrants to UTC and UTCSub as follows and acknowledges that they are relying upon these representations and warranties in connection with the entering into of this Agreement:

6.1   Organization and Qualification

ICP is a corporation duly continued and validly existing under the federal laws of Canada and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of ICP's subsidiaries is a corporation duly incorporated and organized and validly subsisting under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. ICP and each of its subsidiaries is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing neither, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP.

6.2   Authority Relative to this Agreement

ICP has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by ICP's Board of Directors, and no other corporate proceedings on the part of ICP are necessary to authorize this Agreement and the transactions contemplated hereby (except for obtaining shareholder approval in respect of any Second Stage Transaction). This Agreement has been duly executed and delivered by ICP and constitutes the legal, valid and binding obligation of ICP enforceable against ICP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

6.3   No Violations

(a) Neither the execution and delivery of this Agreement by ICP, the consummation of the transactions contemplated hereby nor compliance by ICP with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, cause any available credit to cease to be available under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of ICP or any of its subsidiaries, or impair or limit the ability of ICP or any subsidiary to carry on business under, any of the terms, conditions or provisions of (x) the ICP Governing Documents or (y) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which ICP or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which ICP or any of its subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to ICP or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP or the consummation of any of the transactions contemplated by this Agreement).

(b) Other than in connection with or in compliance with the provisions of Securities Laws, the Competition Act, the HSR Act, the Investment Canada Act, the rules of The Toronto Stock Exchange or the American Stock Exchange, and any other pre-merger notification or similar statutes, (i) there is no legal impediment to ICP's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by ICP in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not prevent or materially delay or limit the performance of this Agreement by ICP or the consummation of any of the transactions contemplated by this Agreement.

6.4  Capitalization

As of the date hereof, the authorized share capital of ICP consists of an unlimited number of ordinary shares and class A and B preference shares. As of the date of ICP's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, forty million seven hundred forty-seven thousand four hundred and seventy-one (40,747,471) ICP Shares were issued and outstanding and no Class A or Class B preference shares were issued and outstanding. As of the date hereof, 2,043,000 ICP Shares are reserved for issuance pursuant to the exercise of outstanding ICP Options granted under the Stock Option Plans. Except for such ICP Options, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by ICP of any shares of ICP (including the ICP Shares) or any subsidiary of ICP or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of ICP (including the ICP Shares) or any subsidiary of ICP, nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of ICP or any subsidiary of ICP. All outstanding ICP

Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and all ICP Shares issuable upon exercise of outstanding stock options in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.

6.5   No Material Adverse Effect

Since March 31, 1999, there has not been any change, condition, event or development that has had or is reasonably likely to have a Material Adverse Effect.

6.6   No Undisclosed Material Liabilities

Except (a) as disclosed or reflected in the consolidated interim unaudited financial statements of ICP as at March 31, 1999 included in ICP's Quarterly Report on Form 10-Q for such period, (b) for liabilities and obligations (i) incurred after March 31, 1999 in the ordinary course of business and consistent with past practice, or (ii) pursuant to the terms of this Agreement, and (c) for liabilities or obligations which neither, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP, neither ICP nor any of its subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by generally accepted accounting principles in Canada to be reflected on a consolidated balance sheet of ICP and its subsidiaries).

6.7   Brokerage Fees

ICP has not retained (nor will it retain) any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except that Credit Suisse First Boston Corporation has been retained as ICP's financial advisor in connection with certain matters including the transactions contemplated hereby. ICP has delivered to UTCSub a true and complete copy of its agreement with Credit Suisse First Boston Corporation.

6.8   Conduct of Business

Since March 31, 1999, neither ICP nor any of its subsidiaries has taken any action that would be in violation of Section 7.1 if such provision had been in effect since such date, other than violations which neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP.

6.9   Reports

(a) ICP has heretofore made available to UTCSub true and complete copies of (i) ICP's Annual Report on Form 10-K or 20-F, as the case may be, for each of the fiscal years ended December 31, 1996, 1997, 1998, Information Circular relating to ICP's 1999 annual meeting of shareholders and related 1998 Annual

     Report to shareholders and (ii) all prospectuses or other offering documents used by ICP in the offering of its securities or filed with Securities Authorities since January 1, 1998, and (iii) ICP's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999. As of their respective dates, such forms, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of law and related rules and regulations. The audited financial statements and unaudited interim financial statements of ICP and its consolidated subsidiaries publicly issued by ICP, or included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of ICP's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements; provided, however, that were such unaudited interim financial statements to include footnotes or not be condensed, the financial results indicated therein would not be materially different), and fairly present the consolidated financial position, results of operations and changes in financial position of ICP and its consolidated subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments except for such adjustments necessary for a fair statement of the results for the interim periods presented).

(b) ICP will deliver to UTCSub as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by UTCSub specifically for inclusion therein, as to which ICP makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law and related rules and regulations. The consolidated financial statements of ICP issued thereby or to be included in such reports and statements (excluding any information therein provided by UTCSub specifically for inclusion therein, as to which ICP makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada applied on a consistent basis (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of ICP's independent accounts or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements; provided, however, that were such unaudited interim financial statements to include footnotes or not be condensed, the financial results indicated therein would not be materially different) and will present fairly the consolidated financial position, results of operations and changes in financial position of ICP as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments except for such adjustments necessary for a fair statement of the results for the interim periods presented).

6.10  U.S. Registration

The ICP Shares were not issued by a closed-end investment company registered under the United States Investment Company Act of 1940.

6.11  Subsidiaries

All of the capital stock of each of ICP's subsidiaries is beneficially owned, directly or indirectly, by ICP with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever.

6.12  Litigation

There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of ICP, threatened against or relating to ICP or any of its subsidiaries that involves a claim against ICP or any of its subsidiaries in excess of $500,000 or that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or in any manner challenges or seeks to prevent, enjoin, alter or materially delay or limit the Offer or the performance of this Agreement by ICP or any of the other transactions contemplated hereby. Neither ICP (or any of its subsidiaries) nor any property or asset of ICP (or any of its subsidiaries) is subject to any continuing order of, consent, decree, settlement, agreement or similar written agreement with or, to the knowledge of ICP, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or any arbitrator which would prevent ICP from performing its material obligations under this Agreement or prevent or materially delay or limit the consummation of any transaction contemplated by this Agreement.

6.13  Insurance

ICP has insurance policies, including without limitation, policies of life, fire, health and other casualty and liability insurance, that ICP believes is sufficient for its business and operations.

6.14  Environmental

(a) ICP has been and is in compliance with all applicable environmental laws and regulations except for non-compliance that neither, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP;

(b) ICP has never received any notice of or been prosecuted for non-compliance with any environmental laws or regulations, nor has ICP settled any allegation of non-compliance short of prosecution; and

(c) there are no actual or threatened orders or directions relating to environmental matters requiring any material work, repair or construction or capital expenditures to be made with respect to any of ICP's properties, nor has ICP received notice of any of the same.

6.15  Benefit Plans

(a)  there are no benefit plans (as defined in Section 9.6);

(b) the benefit plans have been maintained and operated in accordance with their terms and applicable legal requirements and there are no outstanding violations or defaults under any benefit plans except for violations or defaults that neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP, nor any actions, claims or other proceedings pending or, to the knowledge of ICP, threatened with respect to any benefit plan except for claims for benefits in the ordinary course of business;

(c) no benefit plan currently is under a governmental investigation or audit and, to the knowledge of ICP, no such investigation or audit is contemplated or under consideration;

(d) each benefit plan covers only current or former employees of ICP or its subsidiaries and their dependents or beneficiaries;

(e) no promise or commitment to increase benefits under any benefit plan (except pursuant to the express terms of the plan) or to adopt any additional benefit plan has been made;

(f) no event has occurred which could subject any person to any tax, penalty or fiduciary liability in connection with any plan that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect or would prevent or materially delay or limit the performance of this Agreement by ICP;

(g) there have been no withdrawals of surplus or contribution holidays in respect of such benefit plans, except as permitted by law and the terms of the benefit plans;

(h) ICP and its subsidiaries do not contribute to any multi-employer plan or multiple employer plans with respect to which there would be a liability of ICP or its subsidiaries on withdrawal from any such plan except for liability that neither, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or would prevent or materially delay or limit the performance of this Agreement by ICP;

(i) ICP and its subsidiaries do not provide for any medical or health benefits extending beyond termination of employment, except to the extent required by applicable law;

(j) neither ICP nor any of its subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labour union or labour organization; there are no labour unions or other organizations representing, purporting to represent or attempting to represent, any employee of ICP or any of its subsidiaries; and

(k) the consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not (i) entitle any person to any benefit under any benefit plan, (ii) accelerate the time of payment, vesting or funding of, or increase the amount, of any compensation or benefits due to any executive officer under any benefit plan, or (iii) accelerate the timing of payment, vesting or funding of, or increase the amount, of any compensation or benefits due any person other than an executive officer under any benefit plan except for amounts that neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP.

6.16  Tax Matters

(a) ICP and its subsidiaries have timely filed all returns and reports relating to taxes of any kind or nature (including but not limited to income, sales, payroll, value added, property, withholding and estimated taxes) required to be filed by applicable law with respect to each of ICP and its subsidiaries or any of their income, properties or operations as of the date hereof, except where the failure to file neither, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP. All such returns are true, accurate and complete and accurately set forth all items required to be reflected or included in such terms by applicable federal, state, local or foreign tax laws, rules or regulations, except to the extent that any inaccuracies in filed returns would neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP. ICP and its subsidiaries have timely paid all such taxes attributable to each of ICP and its subsidiaries that were due and payable without regarding to whether such taxes have been assessed, except to the extent that any failure to pay neither, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP. ICP has made available to UTC complete and accurate copies of the portions applicable to each of ICP and its subsidiaries of all income and franchise tax returns, and any amendments thereto, filed by or on behalf of ICP or any of its subsidiaries or any member of a group of corporations including ICP or any of its subsidiaries for the taxable years ending 1994 and 1995 (in respect of

     Canadian returns) and 1994 through 1997, inclusive (in respect of United States returns).

(b) There are no pending or, to ICP's knowledge, threatened audits, examinations, investigations, deficiencies, claims or other proceedings relating to such taxes of ICP or any of its subsidiaries. ICP and its subsidiaries have made adequate provisions in accordance with Canadian generally accepted accounting principles appropriately and consistently applied to each of ICP and its subsidiaries in the consolidated financial statements included in the Reports referred to in Section 6.9(a) for the payment of all taxes for which each of ICP and its subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such taxes is disputed, except where the failure to reserve neither, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP.

6.17  Year 2000

ICP has taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of ICP or its subsidiaries, and it is ICP's reasonable expectation that no material expenditures in excess of currently budgeted items will be required in order to cause such systems to operate properly following the change of the year 1999 to 2000.

6.18  Compliance

Neither ICP nor any of its subsidiaries is or has been in conflict with, in default with respect to or in violation of, any statute, law, ordinance, rule, regulation, order, judgment, decree, agreement, indenture, contract or other instrument applicable to ICP or any of its subsidiaries or by which any property or asset of ICP or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP. ICP and its subsidiaries have all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted, except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which neither, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect nor would prevent or materially delay or limit the performance of this Agreement by ICP.

6.19  Debt Covenant

At the date hereof ICP is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.03 of the Indenture dated as of May 13, 1998 among International Comfort Products Holdings, Inc., International Comfort Products Corporation and United States Trust Company of New York (the "Indenture"; the terms

"Indebtedness" and "Permitted Indebtedness" as used in this sentence have the meanings ascribed to such terms by the Indenture).

                                   ARTICLE 7
                              CONDUCT OF BUSINESS

7.1   Conduct of Business by ICP

Unless UTCSub shall otherwise agree in writing or as alternatively expressly permitted or specifically contemplated by this Agreement, ICP covenants and agrees that, during the period from the date of this Agreement until this Agreement is terminated:

(a) the business of ICP and its subsidiaries shall be conducted only in, and ICP and its subsidiaries shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and ICP shall use all commercially reasonable efforts to maintain and preserve its and its subsidiaries' business organization, assets, employees and advantageous business relationships;

(b) ICP shall not directly or indirectly do or permit to occur any of the following: (i) amend the ICP Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its share capital; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of ICP or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of ICP or its subsidiaries, other than ICP Shares issuable pursuant to the terms of ICP Options outstanding on the date hereof; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of ICP or any of its subsidiaries; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c) other than pursuant to commitments entered into prior to the date of this Agreement as disclosed in the Disclosure Schedule or ICP's SEC Reports, neither ICP nor any of its subsidiaries shall directly or indirectly: (i) sell, pledge, dispose of or encumber any assets except in the ordinary course of business; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, except for investments in securities made in the ordinary course of business, make any investment either by purchase of shares or securities, contributions of capital (other than to subsidiaries), property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity; (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business; (iv) except for the Officer Obligations, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (v) authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary course of business consistent with past practice; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other document, other than in the ordinary course of business consistent with past practice; (vii) enter into any interest rate swaps, currency swaps or any other rate fixing agreement for a financial transaction or enter into any call arrangement of any sort or any forward sale agreement for commodities, other than in the ordinary course of business consistent with past practice; (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing; or (ix) make any capital expenditures other than in accordance with the 1999 capital expenditure budget previously disclosed in writing to UTC;

(d) neither ICP nor any of its subsidiaries shall create any new Officer Obligations and, except for payment of the existing Officer Obligations, neither ICP nor any of its subsidiaries shall grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of ICP or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies;

(e) neither ICP nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or as required by existing provisions of any such plans, programs, arrangements or agreements; and

(f) ICP shall use its reasonable efforts to cause it current insurance (or re-insurance) policies not be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

                                   ARTICLE 8
                                COVENANTS OF ICP

8.1  No Solicitation

(a) ICP shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted before the date of this Agreement with respect to any Take-over Proposal and, without limitation, shall promptly following the execution of this Agreement request the return of all confidential information provided by ICP to all parties who have had such discussions or negotiations or who have entered into confidentiality agreements with ICP pertaining to the sale of ICP or a substantial portion of its assets.

(b) ICP shall immediately notify UTCSub of any Take-over Proposal received by it or any of its subsidiaries or any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives or any request for confidential information relating to ICP in connection with a Take-over Proposal or for access to the properties, books or records of ICP or any of its subsidiaries by any person or entity that it is considering making a Take-over Proposal. Any such notice to UTCSub shall be made orally immediately following any such receipt or request, shall be confirmed in writing, and shall indicate such details of the Take-over Proposal or information request known to such persons as UTCSub may reasonably request, including the identity of the person making such Take-over Proposal or request for information.

(c) Neither ICP nor any of its subsidiaries, or any of their respective directors, officers, employees, agents, financial advisors, counsel or other representatives shall, directly or indirectly, (i) solicit, initiate or encourage, or enter into any agreements or understandings with respect to any Take-over Proposal (other than from UTC and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) or (ii) provide any confidential information to any person or entity (other than UTC and its affiliates) or participate in any discussions or negotiations relating to any such Take-over Proposal.

(d) Notwithstanding Section 8.1(c), if the Board of Directors of ICP receives a request for confidential information from a party who proposes to ICP a Take-over Proposal and the Board of Directors of ICP determines that such proposal is reasonably likely to lead to a Superior Take-over Proposal and, after consulting with its outside counsel, that it is necessary to do so in order for the directors to discharge properly their fiduciary duties under applicable law, then, and only in such case, ICP may, subject to the prior execution and delivery of a confidentiality agreement in substantially the same form and containing the same restrictions and limitations as are set forth in the Confidentiality Agreement, provide such party with access to such information regarding ICP as was provided to or made available to UTC and/or UTCSub, and ICP or its Board of Directors may consider and negotiate such Superior Take-over Proposal (it being understood that neither ICP nor its Board of Directors may approve, make a recommendation to ICP shareholders or enter into an agreement with respect to such Superior Take-over Proposal unless this Agreement has been previously terminated). In such event, upon UTC's request, ICP shall from time to time advise UTC as to the status of such discussions and shall provide to UTC a copy of any such confidentiality agreement immediately upon its execution.

(e) ICP shall not waive, in whole or in part, the "standstill" provisions applicable to any party to a confidentiality agreement with ICP (other than UTC) as at the date hereof.

8.2  ICP Board of Directors

(a) Promptly upon the purchase by UTCSub of the outstanding ICP Shares pursuant to the Offer, and from time to time thereafter, UTC shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of ICP as shall give UTC representation on the Board of Directors of ICP equal to the product of the total number of directors on the Board of Directors (giving effect to the directors appointed pursuant to this sentence) multiplied by the percentage that the aggregate number of the ICP Shares beneficially owned by UTC or any affiliate of UTC following such purchase bears to the total number of ICP Shares then outstanding, and ICP shall, at such time, immediately take all actions necessary to cause UTC's designees to be appointed as directors of ICP, including increasing the size of the Board of Directors of ICP or securing the resignations of incumbent directors or both.

(b) ICP shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 8.2 and shall include in the Schedule 14D-9 such information with respect to ICP and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. UTC shall supply to ICP and be solely responsible for any information with respect to UTC and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(c) Following the appointment of designees of UTC pursuant to this Section 8.2 and prior to consummation of the Second Stage Transaction, any amendment of this Agreement or the ICP Governing Documents, any termination of this Agreement by ICP, any extension by ICP of the time for the performance of any of the obligations or other acts of UTC hereunder or waiver thereof, any waiver of any condition to the obligations of ICP or waiver of any of ICP's rights hereunder or other action by ICP shall require the concurrence of a majority of the directors of ICP then in office who were not designated by UTC, which action shall be deemed to constitute the action of the full Board of Directors of ICP even if such majority does not constitute a majority of all directors then in office.

                                   ARTICLE 9
                          COVENANTS OF UTC and UTCSub

9.1  Regulatory and Other Authorizations: Consents

UTC and UTCSub agree to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Authority or any other party so as to enable the parties to consummate the transactions contemplated hereby as soon as practicable, but in any event no later than December 15, 1999, including without limitation, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such assets or businesses of UTC, UTCSub or ICP as are required to be divested in order to avoid the entry of any injunction, temporary restraining order or other Governmental Order, which would otherwise have the effect of preventing the consummation of all or any part of the transactions contemplated hereby; provided, however, that neither UTC nor UTCSub shall have any obligation under this Section 9.1 to take any actions if such actions, in the reasonable judgment of UTC, would reasonably be expected, in the aggregate, to materially impair the overall benefits to be realized by UTC from consummation of the Offer and the other transactions contemplated by this Agreement.

9.2   Employment Agreements

UTCSub agrees, and after the Effective Time will cause ICP and any successor to ICP to agree, to honour and comply with the terms of those existing executive termination and severance agreements, plans or policies of ICP and its subsidiaries, in each case to the extent disclosed in the Disclosure Schedule or ICP's SEC Reports or except as may otherwise be agreed with the relevant employee.

9.3   Officers' and Directors' Insurance

UTCSub agrees to use reasonable efforts to secure directors and officers liability insurance coverage for ICP's current and former directors and officers on a six year "trailing" or "runoff' basis from and after the Effective Time.
If a "trailing" policy is not available, then UTCSub agrees that for the entire period from the Effective Time until six years after the Effective Time, UTCSub will use reasonable efforts to cause ICP or any successor to ICP to maintain ICP's current directors' and officers' insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of ICP than those contained in the policy in effect on the date hereof, for all present and former directors and officers of ICP, covering claims made prior to or within six years after the Effective Time.
This Section 9.3 shall not require UTCSub to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by ICP to maintain the existing policies (the "Insurance Amount") and, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such amount, UTCSub shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

9.4   Employment Termination

If UTC, UTCSub or ICP choose to terminate, whether constructively or actually, the employment of any employees (other than for cause) of ICP or any of its subsidiaries within one year of the completion of the Offer, notice and severance shall be provided to such employees in accordance with ICP's existing severance practices, in each case to the extent disclosed in the Disclosure Schedule or ICP's SEC Reports or except as may otherwise be agreed with the relevant employee.

9.5   Indemnities

UTC agrees that if it acquires ICP Shares under the Offer it shall cause ICP to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of ICP pursuant to the provisions of the ICP Governing Documents, the Canada BCA, and the written indemnity agreements entered into between ICP and its officers and directors, in each case to the extent disclosed in the Disclosure Schedule or ICP's SEC Reports.

9.6   Compensation; Benefit Plans

Except as otherwise agreed with a relevant employee, UTC and UTCSub agree, and after the Effective Time will cause ICP and any successor to ICP to agree, to maintain until December 31, 1999 salaries and all benefit plans and compensation programs currently available to employees of ICP or any of its subsidiaries, including without limitation members of management of ICP or any of its subsidiaries, or to make available until December 31, 1999 alternative benefit plans and compensation programs which are comparable in the aggregate to those currently available to such employees. For the purposes of this Section 9.6, "benefit plans" means all arrangements, agreements, programs or policies, whether funded or unfunded, relating to employees which ICP or any of its subsidiaries is a party or by which it is bound and under which ICP or any of its subsidiaries have any liability or contingent liability and relating to: (i) retirement savings or pensions, including any defined benefit pension plan, defined contribution plan, group registered retirement savings plan, thrift and saving plan or supplemental pension or retirement plan; (ii) employee welfare benefits, as defined for purposes of Section 3(1) of the Employee Retirement Income Security Act of 1974 (United States), as amended, including hospitalization, health, disability, life or severance pay benefits; and (iii) profit sharing, bonus, stock incentive, stock purchase and other incentive plans or programs.

                                  ARTICLE 10
                                MUTUAL COVENANTS

10.1  Notification of Certain Matters

UTC shall give prompt notice to ICP, and ICP shall give prompt notice to UTC, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and
(b) any failure of UTC or ICP, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 10.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

10.2  Competition Filings and Investment Canada Act Filing

(a) Without limiting UTC's and UTCSub's obligations under Section 9.1, UTC, UTCSub and ICP shall, and shall cause their respective officers, employees, representatives, advisors and agents to, (i) take promptly all actions necessary to make the filings required of UTC, UTCSub, ICP or any of their affiliates under the HSR Act, the Competition Act and any other similar statute in other jurisdictions, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by UTC, UTCSub, ICP or any of their affiliates from the U.S. Department of Justice pursuant to the HSR Act or from the Canadian Competition Bureau pursuant to the Competition Act or any other Governmental Authority, as the case may be, and (iii) consult and cooperate in connection with any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice or state attorneys general or by the Canadian Competition Bureau or any other Governmental Authority, as the case may be.

(b) Each of the parties hereto shall promptly inform the other parties of any material communication received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the Canadian Competition Bureau or any other Governmental Authority regarding any of the transactions contemplated hereby. UTC and UTCSub shall advise ICP promptly of any understandings, undertakings or agreements which UTC and UTCSub propose to make or enter into with the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the Canadian Competition Bureau or any other Governmental Authority in connection with the transactions contemplated hereby.

(c) UTC, UTCSub and ICP shall, as promptly as practicable hereafter, make any necessary filings under the Investment Canada Act and shall respond as promptly as practicable to any inquiry from the Investment Review Division of Industry Canada.

10.3  Other Filings

UTC, UTCSub and ICP shall, as promptly as practicable hereafter, prepare and file any filings required under Securities Laws, the rules of The Toronto Stock Exchange and the American Stock Exchange, or any other applicable law relating to the transactions contemplated herein.

10.4  Additional Agreements

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, and to cause its officers, employees, representatives, advisors and agents to take, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to ICP's operations), (ii) to make all filings and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities and (vi) to fulfill all conditions and satisfy all provisions of this Agreement and the Offer. For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

(b) Nothing in this Agreement (other than as expressly provided for in Section 2.1) shall obligate UTC or UTCSub (i) to keep the Offer open for acceptance beyond the expiration date set forth in the Offer (as it may be extended from time to time) or (ii) to take any action that, in the reasonable judgment of UTC, would reasonably be expected to materially impair the overall benefits to be realized by UTC from consummation of the Offer and the other transactions contemplated by this Agreement.

10.5  Access to Information

Subject to the Confidentiality Agreement and upon reasonable notice, ICP shall (and shall cause each of its subsidiaries to) afford UTC's officers, employees, counsel, accountants and other authorized representatives and advisers reasonable access, during normal business hours and until the expiration of this Agreement, to all of its properties, books, contracts and records as well as to its management personnel, and, during such period, ICP shall (and shall cause each of its subsidiaries to) furnish promptly to UTC all information concerning its business, properties and personnel as UTC may reasonably request.

10.6  Debt Obligations

ICP acknowledges that following completion of the Offer the modification or elimination of the covenants contained in, and reduction of the outstanding amount of, its existing debt obligations is integral to UTC's business plans. ICP agrees to use reasonable efforts to cooperate and assist UTC in obtaining consents to such modifications and in purchasing such obligations in furtherance of those plans, including the conduct of (or provision of assistance to UTC in conducting) a consent solicitation and tender offer for the outstanding debt securities of ICP or its subsidiaries on terms satisfactory to UTC; provided that (i) ICP shall not be required to purchase any debt obligations or pay any fees in connection with such efforts prior to consummation of the Second Stage Transaction, unless funds therefore are provided by UTC on terms satisfactory to ICP and (ii) UTC shall pay or reimburse ICP for all reasonable expenses in connection therewith.

                                  ARTICLE 11
                       TERMINATION, AMENDMENT AND WAIVER

11.1  Termination

This Agreement may be terminated by written notice given to the other parties hereto, at any time prior to completion of the transactions contemplated hereby:

(a)  by mutual written consent of ICP and UTC;

(b) by either UTC or ICP (provided that the terminating party is not then in breach, in any material respect, of any covenant or other agreement contained herein and no representation or warranty of such terminating party contained herein that is qualified as to materiality shall be untrue or incorrect, and no representation or warranty of such terminating party contained herein that is not so qualified shall be untrue or incorrect in any material respect, at any time before the Effective Time, in each case, as if made at and as of such time (or, to the extent such representation or warranty speaks as of a specific date, no such representation or warranty was so untrue or incorrect as of such date)), if there shall have been a breach, in any material respect, of any covenant or other agreement contained herein on the part of the other party or if any representation or warranty of such other party contained herein that is qualified as to materiality shall not be true and correct, or any representation or warranty of such other party contained herein that is not so qualified shall not be true and correct in all material respects, at any time before the Effective Time, in each case as if made at and as of such time (or, to the extent such representation or warranty speaks as of a specific date, such representation or warranty was not so true and correct as of such date), which breach or misrepresentation is not cured within 10 days following written notice to such other party, or such breach, by its nature or timing cannot be cured prior to the Expiry Time;

(c) by ICP, following receipt of, and in order to accept or recommend, a Superior Take-over Proposal if, after consulting with outside counsel, the Board of Directors of ICP has determined that such action is required in order to discharge properly the directors' fiduciary duties under applicable law;

(d) by UTC, if (i) the Board of Directors or any committee thereof of ICP modifies or amends in any manner adverse to UTC or UTCSub, or withdraws, its authorization, approval or recommendation of the Offer or this Agreement or shall

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

     have resolved to do any of the foregoing or (ii) ICP or any of its subsidiaries (or the Board of Directors or any committee thereof) shall have approved, recommended, authorized, proposed or filed a document with any Securities Authority not opposing, or publicly announced its intention to enter into any Take-over Proposal (other than with UTC, UTCSub or any of their affiliates), or shall have resolved to do any of the foregoing;

(e) by either UTC or ICP, if the Offer terminates or expires at the Expiry Time, without UTCSub taking up and paying for any ICP Shares on account of the failure of any of the Offer Conditions which has not been waived by UTCSub, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform its requisite obligations hereunder; or

(f) by either UTC or ICP, if the Take-up Date has not occurred on or prior to December 15, 1999.

11.2  Effect of Termination and Other Events

(a)  In the event of the termination of this Agreement as provided in Section
     11. 1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of UTC, UTCSub or ICP hereunder except as set forth in Section 12.4 and this Section 11.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement.

(b) In the event of termination of this Agreement pursuant to Section 11.1(c) or 11.1(d), ICP shall make payment to UTC by wire transfer of immediately available funds of a fee in the amount of $15 million. Such fee shall be payable concurrently with a termination pursuant to Section 11.1(c) (and such termination shall not be effective until payment of such fee) and within two Business Days after a termination pursuant to Section 11.1(d).

(c) In the event of termination of this Agreement pursuant to Section 11.1(e) or 11.1(f) principally as a result of a failure to obtain the antitrust approvals contemplated under clause (b) of the Offer Conditions, then, within two Business Days after such termination, UTC shall make payment to ICP by wire transfer of immediately available funds of a fee in the amount of $10 million, provided, however, that no payment shall be due if ICP shall have breached Sections 10.2, 10.3 or 10.4 contained herein.

(d) In the event a Take-over Proposal is announced publicly while the Offer is open for acceptance and the minimum acceptance condition contemplated under clause (a) of the Offer Conditions is not satisfied at the Expiry Time (other than principally as a result of a failure to obtain the antitrust approvals contemplated under clause (b) of the Offer Conditions), then, within two Business Days after

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

     such Expiry Time, ICP shall make payment to UTC by wire transfer of immediately available funds of a fee in the amount of $15 million.

(e) In the event a Take-over Proposal is announced publicly and made after the Expiry Time but prior to March 31, 2000, then, if UTCSub did not take up and pay for any ICP Shares under the Offer and ICP was not entitled to any payment under Section 11.2(c), ICP shall within two Business Days of the date on which such Take-over Proposal is made make payment to UTC by wire transfer of immediately available funds of a fee in the amount of $15 million.

11.3  Amendment

This Agreement may be amended by mutual agreement between the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

11.4  Waiver

Each of UTC and UTCSub, on the one hand, and ICP, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfilment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 12
                               GENERAL PROVISIONS

12.1  Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or as of the date sent if sent by cable, telegram, telecopier, telex or by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)   if to UTC and UTCSub:

      United Technologies Corporation
      One Financial Plaza
      Hartford, CT  06101

      Attention:  Ari Bousbib
      Telecopy No.:  860-728-6355

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

      and

      United Technologies Corporation
      One Financial Plaza
      Hartford, CT  06101

      Attention:  General Counsel
      Telecopy No.: 860-728-7862

      with a copy to:

      Stikeman, Elliott
      Commerce Court West
      Suite 5300, P.O. Box 85, Stn. Commerce Court
      Toronto, ON  M5L 1B9

      Attention:  William J. Braithwaite
      Telecopy No.: 416-947-0866

(b)   if to ICP:

      501 Corporate Centre Drive, Suite 200
      Franklin, TN  37067

      Attention:  David P. Cain
      Telecopy No.: 615-771-4001

      with a copy to:

      Osler, Hoskin & Harcourt
      1900, 333 7th Avenue S.W.
      Calgary, AB  T2P 2Z1

      Attention:  F.R. Allen
      Telecopy No.:  403-260-7024

12.2  Miscellaneous

This Agreement (i) except for the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to

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

enforce specifically the terms and provisions hereof in any court of the Province of Ontario having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.3  Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. UTCSub may assign all of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of UTC, provided that any such assignment will have no material adverse tax or other effects to ICP or the holders of ICP Shares, and provided further that if such assignment takes place, UTC and UTCSub shall continue to be liable to ICP for all obligations under this Agreement and for any default in performance by the assignee.

12.4  Expenses

Except as provided in Sections 10.6 and 11.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

12.5  Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6  Survival

Except as otherwise provided in this Section 12.6, none of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of ICP, shall survive the acceptance of, and payment for, any ICP Shares by UTCSub pursuant to the Offer. This Section 12.6 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

12.7  Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

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IN WITNESS WHEREOF, UTC, UTCSub and ICP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              UNITED TECHNOLOGIES CORPORATION

                              By:      /s/ Ari Bousbib
                                       -----------------------
                              Name:    Ari Bousbib
                              Title:   Vice President



                              TITAN ACQUISITIONS, LTD.



                              By:      /s/ Ari Bousbib
                                       -----------------------
                              Name:    Ari Bousbib
                              Title:   President



                              INTERNATIONAL COMFORT PRODUCTS CORPORATION



                              By:      /s/ Richard W. Snyder
                                       -----------------------
                              Name:    Richard W. Snyder
                              Title:   Chairman

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